EXHIBIT 99.1

Joel P. Moskowitz Chief Executive Officer (714) 549-0421, x8261	Phil Bourdillon/Gene Heller Silverman Heller Associates (310) 208-2550

CERADYNE, INC. RECEIVES $122.2 MILLION CERAMIC BODY ORDERS FOR U.S. ARMY

Costa Mesa, Calif.—November 6, 2006—Ceradyne, Inc. (Company) (NASDAQ:CRDN) received two ceramic body armor delivery orders totaling $122.2 million from the U.S. Army, Aberdeen Proving Ground, Maryland. The orders are for $57.3 million of ESAPI and $64.9 million of ESBI (side plates) to be shipped from December 2006 through March 2007. These new delivery orders will be shipped against larger indefinite delivery/indefinite quantity (ID/IQ) contracts announced earlier.

Dave Reed, Ceradyne President North American Operations, commented: “This delivery order may be the largest single order ever received by Ceradyne. We are pleased that the Army continues to issue large ESAPI and ESBI orders to our Company. Utilizing both the Lexington, Kentucky facility and our Costa Mesa, California plant, we expect to meet the Army’s quality and delivery requirements. We anticipate receiving additional orders late this year or early in 2007 for delivery in 2007.”

Ceradyne develops, manufactures and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel and commercial applications. Additional information about the Company can be found at www.ceradyne.com.

Except for the historical information contained herein, this press release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. These risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and its Quarterly Reports on Form 10-Q, as filed with the U.S. Securities and Exchange Commission.